Exhibit 10.5

SEPARATION AGREEMENT
AND GENERAL RELEASE

THIS SEPARATION AGREEMENT AND GENERAL RELEASE (“Agreement”) is made and entered into by and between Joan Stafslien (“Employee”) and NuVasive, Inc. (the “Company”).

WHEREAS the parties acknowledge and agree that Employee was employed by the Company as an at-will employee, and is an executive eligible for severance pay and benefits under the Nuvasive, Inc. Amended and Restated Executive Severance Plan (the “Severance Plan”);

WHEREAS Employee’s employment has terminated on the separation date set forth on Appendix 1 attached hereto (“Separation Date”) and such termination has been classified by the Company as “involuntary” as defined in the Severance Plan, but not the result of a “Change in Control” as set forth in the Severance Plan; and

WHEREAS in accordance with the terms of the Severance Plan, Employee and the Company desire to enter into this Separation Agreement to provide for payment or certain severance pay and benefits conditioned on Employee providing a general release of claims and complying with the restrictive covenants and other conditions set out in this Agreement.

NOW, THEREFORE, in consideration of the mutual promises, agreements and valuable consideration contained herein, the sufficiency of which is hereby acknowledged, it is agreed as follows:

1.Severance Pay and Benefits.  In exchange for execution and non-revocation of this Agreement by Employee including the general release of claims herein, and only if Employee does not breach any of the provisions of this Agreement, including but not limited to Paragraph 3 (Return of Company Property), Paragraph 4 (Prohibited Conduct) and Paragraph 5 (Nondisclosure of Confidential Information):

(a)Severance Pay.  The Company will pay Employee severance pay in the aggregate amount set forth on Appendix 1 attached hereto (“Severance Pay”), which aggregate amount shall be paid beginning on the first payroll cycle on or after December 28, 2018, as follows:  (i) half of the aggregate amount will be paid in a lump sum payment on the first payroll cycle on or after December 28, 2018; and (ii) the remaining amount will be made in substantially equal installments over a period of six (6) months in accordance with the Company’s regular payroll practices.  Employee acknowledges that this Severance Pay is fully taxable compensation subject to tax withholding and other required deductions.

(b)Annual Bonus Eligibility. Employee will be eligible to receive a prorated annual bonus payment for the year in which the termination of employment occurs determined based on the lesser of target or actual performance for relevant performance period, which amount shall be paid in a lump sum cash payment no later than the fifteenth (15th) day of the third (3rd) calendar month following the end of the performance period.

(c)Outplacement Services.  The Company will provide outplacement assistance (up to a total cost of $25,000) from a provider of the Company’s choosing.  Information about the outplacement service provider will be provided to Employee concurrent with the Effective Date. Employee may not receive cash or other severance benefits in lieu of outplacement service.

(d)Employee acknowledges that the right to receive some or all of the Severance Pay and benefits provided by the Severance Plan and described herein is good and valuable consideration for the general release Employee is making in this Agreement and is in addition to any consideration to which she may already be entitled.  Employee also acknowledges and agrees that neither the Company nor its attorneys have made any representations regarding the tax consequences, if any, of the Severance Pay and benefits provided in Paragraph 1.  Employee understands that to the extent additional taxes are found to be due and owing, the Employee will be solely responsible for payment of same.

(e)Employee and the Company agree that Employee has certain equity awards outstanding which are and shall remain subject to certain vesting conditions as of the Effective Date, and that Employee’s rights and interests under such equity awards will be determined pursuant to the terms of the relevant award agreements based on the terms and conditions thereof.

2.Release of Claims.

(a)General Release.  As a material inducement for the Company to enter this Agreement and as a condition to the right to receive Severance Pay and benefits under the Severance Plan, Employee does hereby agree to release and forever discharge the Company, and all of its respective current and former parent corporations, subsidiaries, affiliates, predecessors, successors, divisions, other related entities, assigns, agents, attorneys, officers, directors, employees, benefit plans and fiduciaries thereof, and all of their respective current and former parent corporations, subsidiaries, affiliates, predecessors, successors, divisions, other related entities, assigns, agents, attorneys, officers, directors, employees, and heirs (referred to herein as “Releasees”) from any and all claims, complaints, liabilities or obligations of any kind whatsoever, whether known or unknown, arising in tort or contract, which Employee may have, now has, or has ever had arising from Employee’s employment with the Company or the termination thereof, or any other matter or event that may have occurred as of the Effective Date of this Agreement, including, but not limited to, unpaid wages, salary, overtime compensation, bonuses, commissions or other compensation of any sort or any benefits arising out of Employee’s employment (including but not limited to claims relating to stock and/or stock options); any other claims arising under any federal, state, or local laws and regulations relating to employment or employment discrimination; or for costs, fees or other expenses, including attorneys’ fees, incurred regarding these matters (“Released Claims”).  Employee understands and agrees that the Released Claims include, but are not limited to, any and all claims, complaints, liabilities or obligations under applicable federal, state or local statute, ordinance or common law, including, but not limited to, Title VII of the Civil Rights Act of 1964, as amended by the Civil Rights Act of 1991, 42 U.S.C. Section 1981, the Americans With Disabilities Act, Sections 503 and 504 of the Rehabilitation Act, the Age Discrimination in Employment Act (“ADEA”), the Older Workers’ Benefits Protection Act (“OWBPA”), the Employee Retirement Income Security Act, the Family and Medical Leave Act (“FMLA”), the Worker Adjustment and Retraining Notification Act (“WARN”), the Equal Pay Act,  the Uniform Services Employment and Reemployment Act of 1994, the Employee Retirement Income Security Act, the National Labor Relations Act (“NLRA”).  This release excludes claims for unemployment benefits, claims for worker’s compensation benefits, and any other claims, the release of which is prohibited by applicable state and/or federal law.

(b)No current claims, charges or unpaid wages.  Employee represents that as of the Effective Date of this Agreement, she has been paid all wages and/or salary earned and all accrued and unpaid vacation, and that she has accurately reported all hours worked, and is unaware of any pending lawsuit, claim, charge or complaint filed by her or on her behalf against the Releasees, or any of them.  Employee further represents that she (i) has reported to the Company any and all work-related injuries incurred during employment; (ii) the Company properly provided any leave of absence because of Employee or a family member’s health condition and Employee has not been subjected to any improper treatment, conduct or actions due to a request for or taking such leave; and (iii) Employee has provided the Company with written notice of any and all concerns regarding suspected bank fraud, wire fraud, mail fraud, securities fraud, any violation of a rule or regulation of the Securities and Exchange Commission (“SEC”), any violation of federal law, or any violation of the Company’s Code of Business Conduct, or any other ethical and compliance issues or violations on the part of the Company or any released person or entity.

(c)Release Includes Unknown Claims and Later Discovered Facts.  Employee understands that there is a risk that, subsequent to the execution of this Agreement, she may incur loss, damage or injury that she attributes to claims released herein.  Employee expressly assumes this risk.

(d)California General Release.  Employee acknowledges that she may discover facts different from or in addition to those which Employee now knows or believes to be true and that this Agreement shall be and remain effective in all respects notwithstanding such different or additional facts or the discovery thereof.   Employee hereby expressly waives any and all rights and benefits conferred upon her by the provisions of Section 1542 of the Civil Code of the State of California, and/or any analogous law of any other state.  Section 1542 states:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR [EMPLOYEE] DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR [COMPANY].

Employee expressly agrees and understands that the release given by her pursuant to this Agreement applies to all unknown, unsuspected and unanticipated claims, liabilities and causes of action which Employee may have against the Company.

(e)Waiver of Right to Bring Released Claims.  Employee agrees not to bring or prosecute any Released Claims against the Releasees, either individually or collectively, whether acting on her own behalf or as part of a class or other group. Nothing in this Paragraph shall interfere with Employee’s right to file a charge with, or cooperate or participate in an investigation or proceeding conducted by, the Equal Employment Opportunity Commission (“EEOC”), or other state or federal agency, however, the consideration provided to Employee in this Agreement shall be the sole relief provided for the Released Claims and Employee will not be entitled to recover and Employee agrees to waive any monetary benefits or recovery, including any personal entitlement to reinstatement, back pay, or any other types of damages or injunctive relief in connection with any civil action brought on Employee’s behalf after her filing of any administrative charge against the Releasees in connection with any such charge or proceeding without regard to who has brought such charge or proceeding.

(f)Agreement as a Defense/Costs of Enforcement.  Employee agrees that if she asserts any claim, action, charge or suit against the Releasees, the Releasees, or any of them, may plead this Agreement as an absolute defense.  Employee further agrees that if Employee breaches this Agreement and brings a Released Claim against any of the Releasees or otherwise breaches this Agreement, Employee shall be liable for any and all expenses incurred by the person or entity who has to defend the action, including reasonable attorney’s fees; provided however, that this Paragraph 2(f) shall not apply to charges filed by Employee with the EEOC or other federal or state regulatory or law enforcement agency or to claims initiated by Employee to challenge the validity of the release of ADEA claims under this Agreement, including the knowing and voluntary nature of the ADEA release under the OWBPA.

3.Return of Company Property.  Employee acknowledges that documents created during her affiliation with the Company are Company property, and that all such documents created or obtained by, or furnished to, Employee during the course of or in connection with her employment with the Company are the Company’s exclusive property.  Accordingly, Employee agrees that she will leave with the Company (or return to the Company) all originals and copies (whether paper or electronic) of such material in her possession by the close of business on the Separation Date, as well as any access keys, security codes, laptop, Company credit card(s), telephone card(s), and other Company property in her possession.  Employee promises that she has not and will not retain, distribute, or cause to be distributed, any original or duplicates of any Company property.  Employee further agrees that all personal charges to any corporate credit cards are the responsibility of Employee and will be paid by Employee to the credit card company in a timely manner.

4.Prohibited Conduct.  In the event that the Company, in its capacity as Plan Administrator of the Severance Plan, determines in its sole discretion that Employee has engaged in Prohibited Conduct, Employee shall (1) be disqualified from and cease to be eligible to participate in the Severance Plan, (2) forfeit all rights to any Severance Pay or benefits paid or payable pursuant to the Severance Plan and/or this Agreement, and (3) within thirty (30) days following written notice from the Company, pay to the Company an amount equal to the aggregate amount of Severance Pay or benefits Employee received in cash pursuant to the Plan Severance Plan and/or this Agreement.  For purposes of this Agreement,

(a)“Prohibited Conduct” means (1) violation of the Company’s Code of Ethical Business Conduct, Insider Trading Policy, or any Proprietary Information, Inventions Agreement, Non-Compete Agreement (or similar agreement) signed by the Employee; (2) unethical behavior (such as, without limitation, fraud, dishonesty, misrepresentation of product benefits); (3) engaging in Competition; (4) violation of the provisions of Paragraph 5 of this Agreement or disclosing or using in any capacity other than as was necessary in the performance of duties assigned by the Company or its affiliates any Confidential Information, trade secrets or other business sensitive information or material concerning the Company or its affiliates, customers, suppliers or partners; (5) directly or indirectly employing, contacting concerning employment, or participating in any way in the recruitment for employment of (whether as an employee, officer, director, agent, consultant or independent contractor), any person who was or is an employee, representative, officer or director of the Company or any of its affiliates at any time within the twelve (12) months prior to Employee’s termination of employment; or (6) breaching any provision of the Severance Plan, this Agreement, or any employment or severance agreement with the Company or any affiliate. Any determination of Prohibited Conduct shall be made a Plan Administrator in its sole discretion and shall be binding on all parties.  Notwithstanding anything contained herein to the contrary, Prohibited Conduct shall not include communication by Employee with any government agency, commission or regulator or participation by Employee in any investigation or proceeding that may be conducted by any government agency, commission or regulator, but only to the extent that such communication is required or permitted by law; and

(b)“Competition” shall include, either during Employee’s employment with the Company or any of its affiliates within the period in which Employee is receiving Severance Pay, accepting employment with, or serving as a consultant or advisor or in any other capacity to a competitor of the Company, including but not limited  to the DePuy Synthes division of Johnson & Johnson, Stryker Corporation, Globus Medical, Inc., Medtronic, Inc., K2M Holdings, Inc., Zimmer Biomet Holdings, Inc., Spinal Elements, Inc., Seaspine, Inc., and Alphatec Spine, Inc. or any subsidiary or affiliate of the foregoing (a “Competitor”), including, but not limited to, employment or another business relationship with any Competitor if Employee has been introduced to trade secrets, Confidential Information or business sensitive information during Employee’s employment with the Company or any of its affiliates and such information would aid the Competitor because the threat of disclosure of such information is so great that it must be assumed that such disclosure would occur.

5.Non-Disclosure of Confidential Information.  Employee agrees to keep confidential all proprietary and Confidential Information regarding the Company or its parent corporation(s), subsidiaries, affiliates, or any Releasee, including, but not limited to, technical, research, business, development, and financial information, confidential information about employees, confidential information and material relating to any customer, vendor, licensee, or other party transacting business with the Company, and all other information disclosed to Employee, or to which Employee had access during the period of her employment with the Company, for which there is any reasonable basis to believe is, or which appears to be treated by the Company or relevant Releasee, as confidential information (“Confidential Information”). Employee further agrees not to release, use, or disclose Confidential Information except with the prior written permission of the Company.  The obligations in this paragraph supplement, and are in addition to any obligations Employee has under either a separate agreement concerning confidentiality and/or applicable law concerning the treatment of confidential information and/or trade secrets. Notwithstanding the obligations concerning confidentiality contained in this Agreement, the Company and Employee understand and agree that, pursuant to 18 USC § 1833(b), Employee shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (2) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.  In addition, if Employee files a lawsuit for retaliation for reporting a suspected violation of law, Employee may disclose the trade secret to the Employee’s attorney and use the trade secret information in the court proceeding, provided that Employee files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to a court order.

6.Confidentiality of Terms of Agreement.  As an additional material inducement for the Company to enter this Agreement, Employee agrees to keep confidential the existence and terms of this Agreement, as well as any discussions with the Company concerning this Agreement, and will not disclose the provisions hereof to anyone except Employee’s spouse, attorney(s) and tax advisor(s) or except as required by law.  Employee agrees that in the event of disclosure to any of the above-referenced persons, he/she will advise such person(s) to whom the disclosure is made, in advance, of the obligation to preserve and maintain the confidentiality of the terms and conditions set forth herein.  Any further disclosure, other than as authorized above, shall constitute a breach of this Agreement.  If Employee breaches this provision, it would be impracticable or difficult to affix the actual damages to the Company, therefore Employee agrees that in the event of each and any such breach, Employee shall pay the Company as liquidated damages, and not as a penalty, the total sum of $5,000, which represents reasonable compensation for the loss incurred because of such breach, plus any attorneys’ fees and costs associated with the enforcement of this provision.

7.Whistleblower Activities Protected.  Notwithstanding any of the above, nothing in this Agreement shall interfere with Employee’s right to file a charge with, or cooperate or participate in an investigation or proceeding conducted by, the Department of Justice, Securities Exchange Commission, U.S. Congress, and any federal agency Inspector General, or any other disclosures that are protected under the whistleblower provisions of federal or state law or regulation.  Employee need not seek prior authorization from Company to make any such reports or disclosures, nor notify the Company that such reports or disclosures have been made.

8.	Knowing and Voluntary Execution. Employee understands and agrees that she:

(a)May, but is not required to, take up to twenty-one (21) calendar days from the date she is presented this Agreement to consider whether or not she desires to execute this Agreement (with the understanding that to the extent, if any, changes are made to this Agreement at Employee’s request, such revisions do not re-start the twenty-one (21)-day consideration period);

(b)Knowingly and voluntarily agrees to all of the terms set forth in this Agreement and to be bound by this Agreement;

(c)Is hereby advised in writing to consult with an attorney and tax advisor of her choice prior to executing this Agreement and has had the opportunity and sufficient time to seek such advice;

(d)Agrees that some or all of the Severance Pay and benefits provided pursuant to this Agreement and the Severance Plan are in addition to any consideration to which she may already be entitled absent execution of this Agreement;

(e)Will not be entitled to a re-computation of any employment benefits based on amounts paid in lieu of notice and/or Severance Pay;

(f)Understands that rights or claims under the ADEA that may arise after the date this Agreement is executed are not waived; and

(g)May revoke this Agreement at any time during the seven (7) calendar day period immediately after Employee signs and delivers this Agreement to the Company. Employee also understands that any revocation of this Agreement must be made in writing and delivered to NuVasive, Inc. at 7475 Lusk Blvd., San Diego, CA 92121, attention Pete Leddy, Leader, People & Culture, within the seven (7) day period. Employee understands that this Agreement is not effective, and Employee is not entitled to the Severance Pay and benefits provided herein, until the expiration of this seven (7) calendar day revocation period.  Employee understands that upon the expiration of such seven (7) day revocation period, this entire Agreement will be binding upon Employee and will be irrevocable.  The “Effective Date” of this Agreement shall be the later of the eighth day after Employee has accepted this Agreement or her Separation Date, provided the Agreement is not timely revoked.

9.Governing Law and Consent to Venue.  Except to the extent preempted by the Employee Retirement Income Security Act of 1974, as amended, or other federal laws, this Agreement is governed by and construed in accordance with the laws of the State of California, without regard to any conflict of laws rule or principle which might refer the governance or construction of this Agreement to the laws of another jurisdiction.  The Parties agree that any dispute relating to or arising out of this Agreement shall be heard and decided exclusively in a state or federal court of competent jurisdiction in San Diego County, California.  Employee also agrees and acknowledges that prior to filing any action to enforce any rights hereunder, she is required to exhaust her administrative remedies provided under the Severance Plan.

10.Representations. The parties to this Agreement represent and acknowledge that in entering and executing this Agreement, they have not relied upon any representations or statements made by any other party to this Agreement, or by the agents, representatives, or attorneys of any other party, with regard to the subject matter, basis, or effect of this Agreement.

11.Entire Agreement.  This Agreement sets forth the entire agreement between the parties hereto and fully supersedes any and all prior agreements or understandings, written or oral, between the parties hereto pertaining to the subject matter hereof.  This Agreement cannot be amended or modified, unless such amendment or modification is in writing and signed by an authorized representative of the Company and the Employee.  Notwithstanding this paragraph, nothing in this Agreement is intended to alter, amend, or reduce in any way Employee’s post-termination obligations, if any, contained in any separate agreement containing post-employment obligations or restrictions, including any restrictive covenants.

12.Severability.  Should any court of competent jurisdiction declare any provision of this Agreement to be wholly or partially illegal, invalid, or unenforceable, the offending provision shall be stricken and all remaining provisions shall remain in full force and effect and shall be unaffected by such declaration.

13.No Admission of Liability.  This Agreement shall not in any way be construed as an admission by the Company of any improper actions or liability whatsoever as to Employee or any other person, and the Company specifically disclaims any liability to or improper actions against Employee or any other person, on the part of the Releasees.

14.Waiver of Breach.  The failure by either party to insist upon the performance of any one or more terms, covenants or conditions of this Agreement shall not be construed as a waiver or relinquishment of any right granted hereunder or of any future performance of any such term, covenant or condition, and the obligation of either party with respect hereto shall continue in full force and effect, unless such waiver shall be in writing and signed by the Company and Employee.

15.Not Aware of Violations.  Employee represents and agrees that she is not aware of any conduct by the Company or any other Releasees that may violate any federal, state or local law, rule or regulation.

16.Notice and Cooperation.  Employee agrees that if she is solicited or contacted by any law firm or agent of any law firm regarding the Company or her employment with the Company, or if she is ordered or subpoenaed to testify or produce information in connection with any claim against the Company, she will immediately notify the Company by contacting the Leader, People and Culture.  Employee also agrees to make herself fully and reasonably available to assist the Company and its representatives with any investigation or with its prosecution and/or defense of any legal proceedings involving matters of which she may have relevant knowledge.

17.No Assignment. The Employee represents and warrants that she has made no assignment, and will make no assignment, of any claim, action, or right of any kind whatsoever, embodied in any of the matters referred to in this Agreement, and that no person or entity of any kind had or has any interest in any of the demands, obligations, actions, claims, debts, liabilities, rights, contracts, damages, attorneys’ fees, costs, expenses, losses, or claims referred to in this Agreement. By signing this Agreement, Employee has released all claims against the Releasees on behalf of Employee’s self, heirs, spouse, representatives, attorneys, advisors, family members, agents, or assigns.

18.No Rehire Rights.  Employee understands that as part of the consideration provided to Company under this Agreement, and to the extent permitted by law, she will not be eligible for hire or rehire by any of the Releasees and agrees that if she should apply for employment with any such entity, that entity may use this Agreement as the basis to withdraw any offer of employment and/or terminate the employment relationship.

19.Headings.  The headings in this Agreement are for convenience only and shall not be considered in interpreting the provisions hereof.

20.Assignment. Company may assign this Agreement to any successor, affiliate or third party without obtaining the consent of Employee.

PLEASE READ CAREFULLY. THIS SEPARATION AGREEMENT AND GENERAL RELEASE INCLUDES THE RELEASE OF ALL CLAIMS AGAINST THE COMPANY, KNOWN OR UNKNOWN, THAT MAY HAVE OCCURRED AS OF THE DATE OF THIS AGREEMENT, INCLUDING CLAIMS BROUGHT UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT.

[Signature page follows.]

IN WITNESS WHEREOF, the parties have entered into this Separation Agreement and General Release.

EMPLOYEE:

/s/ Joan Stafslien

Joan Stafslien

Date:June 28, 2018

NUVASIVE, INC.

By:	/s/ Pete Leddy Pete Leddy Leader, People and Culture

Date:6/28/2018

[Signature Page to Separation Agreement and General Release]

Appendix 1

Employee:	Joan Stafslien
Separation Date:	June 28, 2018
Severance Pay:	$513,800 inclusive of: •12 months of Base Salary = $475,000 •12 months of Benefits Cash Out = $38,800

[Appendix 1 to Separation Agreement and General Release]